Exhibit 99.1


                                  MEASUREMENT
                                  SPECIALTIES

Contact:     Frank Guidone, CEO
             (973) 808-3020

             Boutcher & Boutcher Investor Relations
             Aimee Boutcher
             (973) 239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            MEASUREMENT SPECIALTIES ANNOUNCES THIRD QUARTER RESULTS;
     POSTS NET INCOME OF $0.9 MILLION (PRO FORMA NET INCOME OF $4.9 MILLION)


Fairfield, NJ, February 4, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, today reported financial results for its three and nine month periods ended December 31, 2003.

The Company reported income from continuing operations for the three months ended December 31, 2003 of $0.9 million, or $0.06 per share (diluted), as compared to income of $1.0 million, or $0.08 per share (diluted) for the same period last year. Proforma income from continuing operations, (which excludes non-cash equity based compensation, restructuring, and legal provisions) increased to $4.9 million for the three months ended December 31, 2003, or $0.35 per share (diluted), as compared to $1.1 million for the same period last year, or $0.09 per share (diluted). For the nine months ended December 31, 2003, the Company reported income from continuing operations of $6.3 million, or $0.45 per share (diluted), as compared to a loss of $2.1 million, or loss of $0.18 per share for the same period last year. Pro forma income from continuing operations increased to $12.2 million, or $0.87 per share (diluted) for the nine month period ended December 31, 2003, compared to a loss of $0.9million, or $0.08 per share (diluted) for the same period last year. Please refer to the notes and reconciliation's relating to non-GAAP financial measures contained in this press release.

Mr. Frank Guidone, Company CEO commented, "we were generally pleased with the quarterly results. The net sales were largely in line with the guidance provided in the last conference call held in October, and the margins were slightly better than the guidance. Based on our discussions with the SEC, we provided an accrual of $1 million towards ultimate settlement during the period. That, in conjunction with the non-cash equity compensation charge of $3 million, reconciles our actual to proforma results. While Q4 is generally our seasonally low quarter in the consumer business, we are expecting record net sales for the quarter in the sensor division. We will provide further guidance on Q4 , including the estimated impact from the previously announced sale of certain Consumer Products assets to Conair Corporation, along with the FY05 outlook in our quarterly conference call on Thursday. "

THREE MONTHS ENDED DECEMBER 31, 2003

For the three months ended December 31, 2003, net sales increased 12.4% to $31.9 million, as compared to $28.4 million for the three months ended December 31, 2002. For the three months ended December 31, 2003, net sales in the Sensor division increased 8.5% to $14.8 million, as compared to $13.6 million for the three months ended December 31, 2002, while net sales in the Consumer Products division increased 16.0% to $17.1 million for the current fiscal quarter, as compared to $14.8 million for the three months ended December 31, 2002.

For the three months ended December 31, 2003, gross profit increased $2.9 million to $14.0 million from $11.1 million for the three months ended December 31, 2002. For the three months ended December 31, 2003, the Company reported consolidated gross margin of 44.1%, as compared to 39.3% for the same period last year. The improvement in gross margin as came largely out of the company's Sensors division and was primarily the result of the restructuring plan, improved production planning and cost control efforts. The company's Consumer Products segment also experienced improvement in gross margin, principally as a result of improved margins on sales to original equipment manufacturers and efficiency improvements in the company's manufacturing process.

Operating expenses were $12.9 million for the three months ended December 31, 2003, as compared to $9.7 million for the three months ended December 31, 2002. Included in the operating expense for the three months ended December 31, 2003 is a $3.0 million charge for non-cash equity compensation. In addition, the third quarter 2003 operating expense includes a $0.5 million restructuring charge and a $0.4 million net charge for litigation expenses. Please refer to the notes and reconciliation's relating to non-GAAP financial measures contained
in this press release for further discussion of these items.   The current
quarter also includes increased accruals associated with the employee profit sharing plan as a result of the Company's improved financial performance. For the three months ended December 31 2002, the Company incurred approximately $1.7 million in professional fees over those incurred during the same period in the current year.

NINE MONTHS ENDED DECEMBER 31, 2003

For the nine months ended December 31, 2003, net sales increased 2.5% to $86.5 million, as compared to $84.4 million for the nine months ended December 31, 2002. For the nine months ended December 31, 2003, net sales in the Sensor division increased 9.1% to $43.8 million, as compared to $40.1 million for the nine months ended December 31, 2002, while net sales in the Consumer Products division decreased 3.5% to $42.7 million for the current fiscal quarter, as compared to $44.2 million for the nine months ended December 31, 2002.

For the nine months ended December 31, 2003, gross profit increased $9.2 million to $38.9 million from $29.7 million for the nine months ended December 31, 2002. For the nine months ended December31, 2003, the Company reported consolidated gross margin of 45.0%, as compared to 35.2% for the same period last year. The improvement in current year-to-date gross margin compared to the same period last year is largely due to the same reasons noted in the three months discussion above.

Operating expenses were $31.5 million for the nine months ended December 31, 2003, as compared to $30.0 million for the nine months ended December 31, 2002. Included in the operating expense for the nine months ended December 31, 2003 is a $5.0 million charge for non-cash equity compensation, as well as a $0.4 million net charge for litigation expense. In addition, the Company recorded a restructuring charge of $.5million in the nine months ended December 31, 2003, representing a $0.7 reduction compared to the nine month charge of $1.2 million for the period ending December 31, 2002.

Similar with previous periods in the current fiscal year, the Company has increased its accruals associated with the employee profit sharing plan as a result of the improved financial performance. For the nine months ended December 31 2002, the Company incurred approximately $4.7 million in professional fees over those incurred during the same period in the current year.

The Company will host an investor conference call on Thursday , February 5 th at 2pm EST to answer questions regarding the quarterly results reported in our Form
10Q for the three month and nine months ended December 31,2003.   US dialers:
(888) 428-4471; International dialers: (651) 291-0900. Interested parties may also listen via the Internet at: www.vcall.com. The call will be available for
                                 -------------
replay for 30 days through AT&T by dialing 800 475-6701 (US dialers), and entering access code 719735, and on Vcall.

COMPANY CONTACT: FRANK GUIDONE, CEO - 973 808-3020
INVESTOR/MEDIA CONTACT: AIMEE BOUTCHER - 973 239-2878

Regulation G, "Conditions for Use of Non-GAAP Financial Measures", promulgated under the Securities and Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We believe that certain of our financial measures which meet the definition of a non-GAAP financial measure are important supplemental information to investors.

The Company uses pro forma measures of operating income, net income, and basic and diluted earnings per share. These pro forma measures exclude non-cash equity based compensation from the Company's statement of operations, as well as non-ordinary items relating to litigation matters and restructuring charges.
The non-cash equity based compensation results from warrants issued to Four Corners Capital Partners LP, a limited partnership of which Mr. Guidone, our Chief Executive Officer, is a principal. Excluding these items is useful for illustrating and explaining operating results and comparisons to prior periods. These items are excluded from our internal operating plans and measurement of financial performance, and we believe this is an important measure for investors to consider in order to better understand the trends in our operating results. However, we do consider the dilutive impact to our investors.
The warrants that comprise the non-cash compensation have the same basic attributes of an incentive stock option, for which the Company uses the intrinsic value method allowed for under Financial Accounting Standards Board Statement No. 148. Under the intrinsic value method, there is no charge to the statement of operations. Because of the structure of the arrangement with Mr. Guidone, the Company was not able to issue incentive stock options and, therefore, issued warrants to Four Corners Capital Partners LP. Although the basic attributes of the warrants issued are similar to those of incentive stock options, the intrinsic value method is not acceptable under generally accepted accounting principles for valuing warrants, therefore resulting in the non-cash equity based compensation charge.

These non-GAAP financial measures are used in addition to and in conjunction
with the results presented in accordance with GAAP.   These non-GAAP financial
measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures provide an additional way of viewing aspects of our operation that, when viewed with our GAAP results and the accompanying reconciliation's to the corresponding GAAP financial measures, provide an
understanding of certain factors and trends relating to our business.   The
company strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.

                                           MEASUREMENT SPECIALTIES, INC
                                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                   (UNAUDITED)

                                                                FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                                 ENDED DECEMBER 31,           ENDED DECEMBER 31,
                                                             --------------------------------------------------------
                                                                2003           2002          2003           2002
                                                             --------------------------------------------------------
Net sales                                                    $    31,869  $      28,351   $    86,469  $      84,376
Cost of goods sold                                                17,823         17,211        47,527         54,643
                                                             --------------------------------------------------------
       Gross profit                                               14,046         11,140        38,942         29,733
                                                             --------------------------------------------------------
Operating expenses (income):
  Selling, general and administrative                              8,018          8,807        23,019         26,607
  Litigation expense                                                 400              -           400              -
  Non-cash equity based compensation                               3,046              -         4,954              -
  Research and development                                           850            773         2,610          2,564
  Customer funded development                                          -            (14)            -           (360)
  Restructuring costs                                                545             96           545          1,219
                                                             --------------------------------------------------------
     Total operating expenses                                     12,859          9,662        31,528         30,030
                                                             --------------------------------------------------------
        Operating income (loss)                                    1,187          1,478         7,414           (297)
  Interest expense, net                                               22            424           322          1,771
  Gain on sale of Wafer Fab                                            -              -             -          (109 )
  Other expense (income)                                              51            (82)           46             61
                                                             --------------------------------------------------------
Income (loss) from continuing operations before income tax         1,114          1,136         7,046         (2,020)
       Income tax                                                    226             98           772            116
                                                             --------------------------------------------------------
Income (loss) from continuing operations                             888          1,038         6,274         (2,136)
                                                             --------------------------------------------------------
Discontinued operations:
     Income (loss) from discontinued units                             -              -           112         (3,910)
     Gain on sale of Terraillon                                        -            570             -            910
                                                             --------------------------------------------------------
       Income (loss) from discontinued units                           -            570           112         (3,000)
                                                             --------------------------------------------------------
Net income (loss)                                            $       888  $       1,608   $     6,386  $      (5,136)
                                                             ========================================================

Income (loss) per common share - Basic
   Income (loss) from continuing operations                  $      0.07  $          08   $      0.51  $       (0.18)
   Income (loss) from discontinued units                            0.00            .05          0.01          (0.25)
                                                             --------------------------------------------------------
         Net income (loss)                                   $      0.07  $         .13   $      0.52  $       (0.43)
                                                             ========================================================

Income (loss) per common share - Diluted
   Income (loss) from continuing operations                  $      0.06  $         .08   $      0.45  $       (0.18)
   Income (loss) from discontinued units                            0.00            .05          0.01          (0.25)
                                                             --------------------------------------------------------
         Net income (loss)                                   $      0.06  $         .13   $      0.46  $       (0.43)
                                                             ========================================================

Weighted average shares outstanding - Basic                   12,402,445     11,912,958    12,234,849     11,908,336
                                                             ========================================================

Weighted average shares outstanding - Diluted                 14,004,490     12,230,213    13,905,942     11,908,336
                                                             ========================================================

                                   MEASUREMENT SPECIALTIES, INC.
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                                      (DOLLARS IN THOUSANDS)
                                            (UNAUDITED)


                                                                        DECEMBER 31,    MARCH 31,
                                                                            2003          2003
---------------------------------------------------------------------  --------------  -----------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                            $       5,503   $    2,694
  Accounts receivable, trade, net of allowance for doubtful
   accounts of $413, and $1,038 respectively                                  15,126       10,549
  Inventories                                                                 12,906       14,275
  Prepaid expenses and other current assets                                    2,032        1,885
                                                                       --------------  -----------
    Total current assets                                                      35,567       29,403
                                                                       --------------  -----------

PROPERTY AND EQUIPMENT, NET                                                   10,888       11,818
                                                                       --------------  -----------

OTHER ASSETS:
  Goodwill                                                                     4,191        4,191
  Other assets                                                                   581          756
                                                                       --------------  -----------
                                                                               4,772        4,947
                                                                       --------------  -----------
    Total assets                                                       $      51,227   $   46,168
                                                                       ==============  ===========

LIABILITIES  AND  SHAREHOLDERS'  EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                    $           -   $    3,260
  Accounts payable                                                             8,101        9,846
  Accrued compensation                                                         2,551        1,207
  Accrued expenses and other current liabilities                               6,165        5,744
  Accrued litigation expenses                                                  1,425        3,550
                                                                       --------------  -----------
    Total current liabilities                                                 18,242       23,607

OTHER LIABILITIES:
  Long-term debt-related party                                                     -        2,000
  Other liabilities                                                            1,666        1,615
                                                                       --------------  -----------
    Total liabilities                                                         19,908       27,222
                                                                       --------------  -----------

SHAREHOLDERS' EQUITY
  Serial preferred stock; 221,756 shares authorized; none outstanding
  Common stock, no par; 20,000,000 shares authorized; 12,466,950 and
    11,922,958 shares issued and outstanding, respectively                     5,502        5,502
  Additional paid-in capital                                                  49,185       43,197
  Accumulated deficit                                                        (23,297)     (29,683)
  Accumulated other comprehensive loss                                           (71)         (70)
                                                                       --------------  -----------
           Total shareholders' equity                                         31,319       18,946
                                                                       --------------  -----------
                                                                       $      51,227   $   46,168
                                                                       ==============  ===========

The following table shows the Company's non-GAAP results reconciled to the Generally Accepted Accounting Principles ("GAAP") Consolidated Statements of Operations. The Company's non-GAAP results do not include non-cash compensation (please refer to the note titled "Non-Cash Compensation" under the Critical Accounting Policies Section of the Management Discussion and Analysis).

                                                          FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                            ENDED DECEMBER 31,          ENDED DECEMBER 31,
                                                        -------------------------------------------------------
                                                           2003          2002          2003           2002
                                                        -------------------------------------------------------
Income (loss) from continuing operations                $       888  $       1,038  $     6,274  $      (2,136)
Non-cash equity based  compensation                           3,046              -        4,954              -
Litigation expense                                              400              -          400              -
Restructuring                                                   545             96          545          1,219

                                                        -------------------------------------------------------
Non-GAAP Income (loss) from continuing operations       $     4,879  $       1,134  $    12,173  $        (917)
                                                        =======================================================

Net income (loss)                                       $       888  $       1,608  $     6,386  $      (5,136)
Non-cash equity based  compensation                           3,046              -        4,954              -
Litigation expense                                              400              -          400              -
Restructuring                                                   545             96          545          1,219

                                                        -------------------------------------------------------
Non-GAAP Net Income                                     $     4,879  $       1,704  $    12,285  $      (3,917)
                                                        =======================================================

NON-GAAP INCOME (LOSS) PER COMMON SHARE - BASIC
    Non-GAAP Income (loss) from continuing operations   $      0.39  $        0.09  $      0.99  $       (0.08)
Income (loss) from discontinued units                             -           0.05         0.01          (0.25)
         Non-GAAP  income (loss)                        $      0.39  $        0.14  $      1.00  $       (0.33)

NON-GAAP INCOME (LOSS) PER COMMON SHARE - DILUTED
Non-GAAP Income (loss) from continuing operations       $      0.35  $        0.09  $      0.87  $       (0.08)
 Income (loss) from discontinued units                            -           0.05         0.01          (0.25)
         Non-GAAP Net income (loss)                     $      0.35  $        0.14  $      0.88  $       (0.33)

Weighted average shares outstanding - Basic              12,402,445     11,912,958   12,234,849     11,908,336

Weighted average shares outstanding - Diluted            14,004,490     12,230,213   13,905,942     11,908,336